Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1 of ATIF Holding Limited (formerly Asia Times Holdings Limited) of our report dated October 12, 2018, except for Notes 13 and 14, as to which the date is November 27, 2018, and Notes 1 and 11, as to which the date is March 11, 2019, with respect to the consolidated balance sheets of ATIF Holding Limited as of July 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended July 31, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 11, 2019